Exhibit 15.2

Our refVSL/734829-000001/14567003v1

Sunlands Technology Group
Building 4 – 6, Chaolai Science Park, No. 36

Chuangyuan Road, Chaoyang District

Beijing, 1000012

The People’s Republic of China

26 April 2019

Dear Sirs and/or Madams

Sunlands Technology Group

We have acted as legal advisers as to the laws of the Cayman Islands to Sunlands Technology Group, an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2018 (the “Annual Report”).

We hereby consent to the reference to our firm under the heading “Item 10.E. Additional Information—Taxation—Cayman Islands Taxation” in the Annual Report, and we further consent to the incorporation by reference of the summary of our opinions under this heading into the Company’s registration statement on Form S-8 (File No. 333-224890) that was filed on 11 May 2018, pertaining to the Company’s 2017 Share Incentive Plan.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP